EXHIBIT 10.10
Date

Participant

Re:	Consolidated-Tomoka Land Co.
2001 Stock Option Plan

Dear :

I am pleased to inform you that you have been granted an option to purchase up to ________ (______) shares of the Common Stock of Consolidated-Tomoka Land Co. (the Company"), par value One Dollar ($1.00) per share, at a price of ___________ Dollars ($_____) per share (the “Exercise Price”) and have been awarded an equivalent number of related Stock Appreciation Rights ("SARs"). This grant and award is made to you pursuant to the Company's 2001 Stock Option Plan (the "Plan"). The date of grant of this option and award of SARs is ___________. On that date, the fair market value ("Fair Market Value") of the stock was $_____ per share. Your option will expire on the earlier of ten (10) years from the date of grant of this option or on such earlier date as it is no longer exercisable as described in Section 2 below.

The Board of Directors of the Company (the "Board") intends that this option be a "non-statutory stock option." Non-statutory options granted under the Plan will be taxed under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code").

You previously received a copy of the Plan, the terms of which are incorporated by reference in this letter. Your stock option and SARs are in all respects controlled by the limitations and conditions of the Plan, including, without limitation, the following:

1. Exercise of Option.

(a) Your option may be exercised as described below, subject to the limitations described herein and in the Plan. The option may be exercised as follows:

(i) One-fifth (1/5) of the total number of shares covered by the option shall become exercisable during each twelve (12) month period commencing twelve (12) months after the date this option was granted. This may be illustrated by the following table:

Number of Shares	Exercise Period
#	Dates

(ii)  Your option shall remain exercisable during the Exercise Period set forth above, unless it expires or lapses prior to the end of such period.

(iii) Should a change of control (as defined in the Plan) occur in the ownership of the Company, your option will be immediately exercisable as to 100% of the shares covered by the option as of the date the change of control occurs (as defined in the Plan).

(b) You may exercise your option only if either:

(i) A registration statement pertaining to the shares to be issued upon exercise has been filed with, and declared effective, by the Securities and Exchange Commission and if on the date of your exercise that registration statement continues to be effective, or

(ii) An exemption from the registration requirements of applicable securities laws is available.

The Company has filed a registration statement (S-8) pertaining to the shares to be issued upon exercise of this option with the Securities and Exchange Commission, a copy of which was previously provided to you. Additionally, the S-8 is available for review in the office of the corporate secretary. If on the date of your exercise of this option that registration statement continues to be effective, the securities issued to you upon exercise of the option (the "Option Shares") will not be "restricted" and can be resold by you without limitation or restriction unless you are an "affiliate" of the Company for purposes of the federal securities laws. An "affiliate" of the Company is a person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company. If you are an "affiliate" of the Company, you generally may reoffer or resell the Option Shares only pursuant to a registration statement filed under the Securities Act of 1933 (the "1933 Act"), the Company having no obligation to file such a registration statement, or pursuant to Rule 144 under the 1933 Act.

2. Limitations on Exercise of the Option.

(a) During your lifetime, your option may be exercised by you while you are serving as an employee of the Company or parent or subsidiary of the Company (or within ninety (90) days after your termination of employment) or, if you become incompetent, by your legal guardian or the holder of a durable family power of attorney executed by you. Continuous service shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board.
(b) When your service to the Company terminates, other than by reason of your death, disability or retirement after attainment of age 65, your option will lapse on the earlier of the end of your exercise period (___________) or ninety (90) days following the effective date of the termination of your services to the Company.
(c) If you die while serving the Company or a parent or subsidiary of the Company as an employee, your option can be exercised (to the extent, and only for the number of shares, you could have exercised at the time of your death) by your designated beneficiaries who acquire the option pursuant to an effective designation of beneficiary, or if one does not exist, by will or by the laws of descent or distribution, at any time before the expiration of the earlier of (i) one year after the date of your death, or (ii) the end of your exercise period (___________).
(d) If your service to the Company or a parent or subsidiary of the Company terminates because you are totally and permanently disabled within the meaning of Section 22(e)(3) of the Code, you may exercise your option (to the extent and only for the number of shares you could have exercised it for on the date of your termination due to disability) at any time before the expiration of the earlier of (i) one year after your termination of employment, or (ii) the end of your exercise period (_____________) (e) If your service to the Company or a parent or subsidiary of the Company terminates by reason of your retirement on or after attaining age 65, your option will terminate on the earlier of (i) the end of your option period (_____________), or (ii) ninety (90) days after the date of your retirement, provided, however, that the option may be exercised only for the number of shares for which you could have exercised it for on your retirement date.

3.	Method of Exercise of Option.

(a) To exercise your option, you must deliver to the Secretary of the Company a written notice of your decision to exercise the option, and you must concurrently tender to the Company full payment of the Exercise Price for the shares to be purchased. Payments must be made in cash, by certified check, or wholly or partially in the form of Common Stock of the Company having a fair market value equal to the Exercise Price. To exercise your option, you must also comply with any reasonable requirements established by the Committee under the Plan.
(b) The option granted to you under the Plan may be exercised in increments of not less than 100 shares or, if greater, ten percent (10%) of the full number of shares as to which it may then be exercised. A partial exercise of your option will not affect your right to exercise the option from time to time thereafter in accordance with the Plan as to any remaining shares subject to the option.

4. SARs.

When you exercise a SAR, you are entitled to receive the value of the SAR in addition to any shares purchased pursuant to your exercise of the related option. The value of each SAR shall be determined by subtracting the Appreciation (defined as the fair market value of the SAR’s related share at the time of exercise minus the Exercise Price of the share) from the quotient resulting from the division of the Appreciation by a factor of one (1) minus your personal income tax rate in effect under the Code at the time the SAR is exercised. This equation may also be expressed as follows:

Appreciation - Appreciation = SAR Value
1 - Tax Rate

The fair market value of each share shall be conclusively determined by the Committee.

5. Term of SARs. Each SAR automatically expires on the date the related option expires.

6. Exercise of SARs. Your SARs are exercisable to the extent, but only to the extent, that your related option is exercisable. You must exercise your SARs by the later of the end of (i) the ninety (90) day period beginning on the date of exercise of your option or (ii) the ten (10) day period beginning on the third (3rd) business day following the date on which the Company releases its official financial data for the quarter in which the option was exercised. Only one SAR can be exercised for each share purchased under the related option. If you purchase shares on the exercise of your option without exercising within the aforementioned time frame an equal number of SARs, you will forfeit those SARs which could have been, but were not, so exercised. The Committee shall have sole discretion to determine the form in which payments shall be made upon the exercise of a SAR.

7. Transferability. Your option and SARs are non-transferable, except by reason of your death and then only according to the terms of your designation of beneficiary, or if one does not exist, by your will or the provisions of applicable laws of descent and distribution.

8. Tenure. Your right, if any, to continue to serve the Company and its subsidiaries as an employee or otherwise will not be enlarged or otherwise affected by your receipt of this option. This designation shall not in any way restrict the right of the Company or any of its subsidiaries, as the case may be, to terminate your employment or affiliation at any time.

9. Rights of a Stockholder. Until shares are issued to you pursuant to the exercise of your option and you have paid the Company in full for those shares, you will not have any rights as a stockholder with respect to any shares covered by your option. For example, you will not have a right to vote or to receive cash or stock dividends.

10. Adjustment Upon Change of Shares. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of shares for which options are authorized to be granted under the Plan, the number and class of shares then subject to options previously granted under the Plan, and the price per share payable on exercise of the option outstanding shall be equitably adjusted by the Compensation and Stock Option Committee (the “Committee”) to reflect such changes. To the extent deemed equitable and appropriate by the Committee, subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation or dissolution, any option or SAR granted under the Plan shall pertain to the securities and other property which a holder of the number of shares of stock covered by the option or SAR would have been entitled to receive in connection with such event.

11. Representations. The option may not be exercised, and shares may not be issued, until the Company has obtained the consent or approval from every regulatory body, federal or state, having jurisdiction over such matter as the Company determines is necessary. To ensure compliance with federal and state securities laws, the Company may require you to make certain representations and to furnish information before it is required to deliver any shares to you. The Company may place an appropriate legend on any certificates evidencing the shares and may issue a stop transfer order to its transfer agent in respect to the shares, if in the opinion of the Company such action is necessary under any state or federal securities laws. Each person or estate who acquires by bequest or inheritance your right to exercise the option may be required to furnish reasonable evidence of ownership of the option as a precondition to the exercise of the option. In addition, the Company may require such consents and releases of taxing authorities as the Company deems advisable.

12. Taxes. The Company may, if necessary or desirable, pay or withhold the amount of any tax attributable to any shares deliverable or amounts payable under this option. In addition, the Company may defer making delivery until it is indemnified to its satisfaction for that tax.

13. Liability of the Company. The Company, its parent and any subsidiary that is in existence or hereafter comes into existence shall not be liable to any person for any tax consequences expected but not realized by the optionee or other person due to the exercise of an option to purchase shares in the Company or to exercise a SAR.

We suggest that you carefully review the Plan and contact a member of the Committee if you have any questions concerning it. If you then agree to be bound by the conditions of both the Plan and this letter agreement, please indicate your agreement by signing at the place indicated below and return the original of the letter to Linda Crisp with your Designation of Beneficiary. Retain the other copy for your files.
Sincerely,

CONSOLIDATED-TOMOKA LAND CO.

By: _______________________________

Chairman, Compensation and Stock Option Committee

I have read the Consolidated-Tomoka Land Co. 2001 Stock Option Plan and by my signature I agree to be bound by the terms and conditions of both that Plan and this letter agreement.

Date:________________________	__________________________________

NOTE: This document is an important paper and should be kept by you in a safe place with other important financial papers and life insurance policies.